Filing # 196525706 E-Filed 04/18/2024 04:45:57 PM

IN THE CIRCUIT COURT OF THE 20TH JUDICIAL CIRCUIT IN AND FOR COLLIER COUNTY, FLORIDA

JAKE P. NOCH.
A Florida Resident, and
Music Licensing Inc.
A Nevada Corporation

Plaintiff, CASE NO.

v.

JOHN DOE, et al.,

Defendants.
______________________________________/

COMPLAINT

COME NOW, Plaintiffs Jake P. Noch and Music Licensing Inc. (hereinafter "Plaintiffs,") by and through his undersigned counsel, files this Complaint for Permanent Injunction against Defendants due to continuous Harassment, Defamation, and Cyber Stalking and states the following:

PARTIES

1. Plaintiff Jake P. Noch is a Florida Resident and CEO of Music Licensing Inc.
2. Plaintiff Music Licensing Inc. is a publicly traded corporation established in the state of Nevada.
3. Defendants' whereabouts are unknown as they act behind several anonymous accounts on different platforms such as X (Formely known as Twitter) and Stockwits

JURISDICTION AND VENUE

4. This Court has jurisdiction to grant injunctive relief on behalf of Plaintiffs pursuant to Section 86.011, Florida Statutes. The relief sought is for bona fide claims against the Defendant involving more than $1,000,000.

5. The venue is proper in this Court to seek Injuctive relief as the Plaintiff falls within the jurisdiction of this Court and Defendants whereabouts are currently unknown.

STATEMENT OF FACTS

1. Jake P. Noch is the CEO of Music Licensing Inc.
2. Music Licensing Inc. is a publicly traded company in the over-the-counter market.
3. Several accounts on Twitter and Stockwits made several defamatory and threatening comments against Music Licensing Inc. and its CEO, Mr. Noch.
4. Some of these statements were targeted to Mr. Noch and his family.
5. The Platforms were warned about these statements and continuing harassment.
6. However, the Defendants hiding behind these accounts continue to harass and cyberstalk Mr. Noch by spreading false information and continue to act threatening in nature against Mr. Noch.
7. Due to these non-stopping false and threatening statements, Mr. Noch hired the undersigned counsel to commence an action in order to obtain the information of the owners of these accounts.

COUNT I – CyberStalking
(Injunctive Relief for Repeat Violence of Cyberstalking and Harassment)

8. Plaintiffs re-allege and incorporate the allegations of paragraphs 1 through 6 as though fully set forth herein.
9. Defendants have engaged in repeated criminal cyberstalking and harassment through their malicious and defamatory postings on several websites.

10. As victims of Defendant's repeated cyberstalking and harassment, the Plaintiffs are entitled to bring an action seeking injunctive relief against Defendant's illegal conduct. See Fla. Stat. § 784.046(2).

11. Florida law provides that a cause of action for an injunction may be sought in cases of "repeat violence." Id.

12. Stalking is categorized as one of the forms of "violence" for which an injunction may be sought. See Id.

13. A person who willfully, maliciously, and repeatedly harasses or cyberstalks another is deemed to have committed the criminal offense of stalking. See Id.

14. "**Cyberstalk**" is defined as communicating "words, images, or language by or through the use of electronic mail or electronic communication directed at a specific person, causing substantial emotional distress to that person and serving no legitimate purpose." Fla. Stat. § 784.048(1)(d).

15. Further, "harass" is defined as "engag[ing] in a course of conduct directed at a specific person which causes substantial emotional distress to that person and serves no legitimate purpose." Fla. Stat. § 784.048(1)(a).

16. Here, Defendant is repeatedly committing the offense of **cyberstalking** against Plaintiffs by communicating wrongful, malicious, false, and defamatory statements that are specifically directed at Mr. Noch and Music Licensing Inc.

17. Given their heinous nature, these horrific and false communications are causing substantial emotional distress, and, given their absolute falsity, serve no legitimate purpose.

18. Similarly, Defendant is repeatedly committing the offense of harassment against Plaintiffs by communicating wrongful, malicious, false, and defamatory statements. Again,

Defendants' wrongful, malicious, false, and defamatory statements are causing Plaintiffs substantial emotional distress and, given their complete falsity, serve absolutely no legitimate purpose.

19. Defendants' repeated harassment and **cyberstalking** constitutes "repeated violence" for which Plaintiffs are entitled to injunctive relief.

20. Further, given that Defendants' conduct is intentional and malicious, punitive damages are appropriate in this action.

WHEREFORE, Plaintiffs respectfully request that this Court enter judgment in their favor and against Defendant, enjoining Defendants from continuing to harass and cyberstalk Plaintiffs and from making further defamatory statements against them, and awarding Plaintiffs their damages, including special, punitive damages, incidental damages, consequential damages, attorneys' fees and costs incurred in attempting to correct Defendants defamatory statements, and such other relief as the Court deems just and proper.

Respectfully submitted,

/s/ Davy Karkason
Davy Karkason, Esq.
Florida Bar No. 1031867
Transnational Matters, PLLC
Counsel for Plaintiffs
2121 Biscayne Blvd., # 1878
Miami, FL 33137
Office: (305) 417-9866
Primary E-mail: dk@transnationalmatters.com
SecondaryE-mail:
paralegal@transnationalmatters.com